Exhibit 21

MDC PARTNERS INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

656712 Ontario Limited (d/b/a “Onbrand”)	Ontario
939 GP Inc.	Ontario
Accent Marketing Services, L.L.C.	Delaware
Accumark Communications Inc.	Ontario
Adrenalina LLC	Delaware
Allard Johnson Communications Inc.	Ontario
ACLC Inc.	Ontario
Ashton-Potter Canada Inc.	Ontario
Banjo Strategic Entertainment, LLC	Delaware
Bruce Mau Design Inc.	Ontario
Bryan Mills Iradesso Corp.	Ontario
Company C Communications LLC	Delaware
Clifford/Bratskeir Public Relations LLC	Delaware
Colle & McVoy LLC	Delaware
Computer Composition of Canada Inc.	Ontario
Crispin Porter & Bogusky LLC	Delaware
Dotglu, LLC	Delaware
Fletcher Martin LLC	Delaware
Hello Design, LLC	California
henderson bas partnership	Ontario
HL Group Partners LLC	Delaware
Kirshenbaum Bond & Partners LLC	Delaware
Kirshenbaum Bond & Partners West, LLC	Delaware
Margeotes Fertitta Powell LLC	Delaware
Maxxcom Inc.	Delaware
Maxxcom Inc.	Ontario
MDC Travel Inc.	Delaware
Mono Advertising LLC	Delaware
Northstar Research Partners Inc.	Ontario
Northstar Research Partners (USA) LLC	Delaware
Redscout LLC	Delaware
Source Marketing, LLC	New York
TargetCom, LLC	Delaware
The Ito Partnership, LLC	Delaware
Trend Core LLC	Delaware
Veritas Communications Inc.	Ontario
VitroRobertson LLC	Delaware
Yamamoto Moss Mackenzie Inc.	Delaware
Zig Inc.	Ontario
Zig (USA) LLC	Delaware
Zyman Group, LLC	Delaware